Exhibit 2.2

Schedule VI

Schedule of Purchasers and Transferees Treated as Protected Parties 1

The following parties are Protected Parties for purposes of the Asbestos Personal Injury Permanent Channeling Injunction only to the extent the alleged liability of the Protected Party with respect to an Asbestos Personal Injury Claim derives from the purchase of assets or businesses or stock from OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date.

493989 B.C. Ltd.

Alcoa Home Exteriors, Inc.

Alcopor Holding AG

Alcopor Owens Corning Holding AG

Alcopor Owens Corning (UK) Holding Ltd.

Alcopor Owens Corning (Jersey) Holding Ltd.

Alcopor Owens Corning Technology AG

ALSCO Metals Corporation f/k/a ALSCO Acquisition Corp.

American Dietz & Schell Corp.

Arenz, Robert

Berlin Jackson LLC

Chan Hwa Trading Corporation

Cody, Rick

Douglas Metal Roofing, Inc.

Dutch Real Estate Corp.

Flowtite Eksport A/S

Foam Fabricators, Inc.

Hendricks Commercial Properties, LLC

High Sierra Terminaling LLC

IIG Minwool, LLC

Jancor Companies

Molded Fiber Glass Body Company/Molded Fiber Glass Companies

NEPTCO LLC (NEPTCO JV LLC)

NEPTCO, Inc.

North River Partners

Owens Corning Alcopor Belgium SA

Owens Corning Alcopor Deutschland GmbH

Owens Corning Alcopor France SAS

Owens Corning Alcopor Italia Spa

Owens Corning Alcopor Espana SL

Owens Corning (Anshan) Fiberglass Co., Ltd.

Owens Corning (UK) Holdings Ltd.

[1]	This Schedule remains subject to further revision and amendment by the Plan Proponents up to the Confirmation Hearing.

Owens Corning Alcopor UK Ltd.

Owens Corning Fiberglass UK Ltd.

Owens Corning Finance UK Ltd.

Owens Corning Polyform UK Limited

Perdura Stone, SA de C.V.

Pelican Refining Company LLC

Performance Contracting Group, Inc.

Performance Contracting, Inc.

PST Corporation (wholly owned by Industiras Perdura)

River Valley Stone Co.

S&D Realty, LLC

Saudi Arabian Amiantit Co.

Shipshehanna, LLC

Silver Valley Properties, LLC

Simonton Building Products, Inc.

Subor Boru Sanayi ve Ticaret AS

Tecvox OEM Solutions LLC

Valley Asphalt Corporation

Weissker Properties, L.P.

Yapi Merkezi

If the proposed Restructuring Transaction to merge Owens Corning’s Reinforcements Business and Saint-Gobain’s Reinforcement and Composites Businesses (a part of the entity known as Vetrotex) into a new company, to be called Owens Corning-Vetrotex Reinforcements, is consummated, Owens Corning-Vetrotex Reinforcements, the joint venture, any subsidiaries of Owens Corning-Vetrotex Reinforcements, Saint-Gobain, and Saint Gobain’s affiliates are to be included as Protected Parties.

A Protected Party identified or described in this Schedule is a Protected Party only to the extent its alleged liability for an Asbestos Personal Injury Claim is derived from its relationship with OCD, Fibreboard, an OC Person, an FB Person or an Affiliate of any of the Debtors as of the Petition Date or between the Petition Date and the Effective Date. No such Person shall be a Protected Party by virtue of this Plan to the extent its asbestos liability is independent of and not derived from the foregoing relationships.

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